UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2002

U.S. HOME SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18291 (Commission File Number)	75-2922239 (I.R.S. Employer Identification Number)

750 State Highway 121 Bypass, Suite 170 Lewisville, Texas	75067 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 488-6300

ITEM 5.    OTHER EVENTS AND REGULATION FD DISCLOSURE

On October 17, 2002, U.S. Home Systems, Inc. (Nasdaq: USHS) announced that it had signed a definitive agreement to acquire Deck America, a privately-held Woodbridge, Virginia based home improvement specialist, providing patented solutions for the fabrication, sale and installation of decks and deck enclosures. The acquisition is part of USHS’s strategic plan to expand its business to new markets and achieve deeper market penetration in its existing operations through new product lines.

Deck America markets its products in the Washington, D.C. metropolitan area, including Baltimore, Maryland, and northern Virginia. Deck America is the recipient of numerous awards, including the coveted NAHB Research Center 2000 Gold Quality Achievement Award. For its fiscal year ended December 31, 2001, Deck America had revenues of approximately $13.4 million from the sale of decks and deck enclosures.

The purchase price was not disclosed, however, USHS announced that it will acquire Deck America for a combination of cash and common stock. The completion of the acquisition is subject to certain conditions, as specified in the definitive agreement. There is no assurance that the required conditions to close will be completed or that the acquisition of Deck America will occur.

Additionally, on October 17, 2002, USHS entered into a Purchase and Sale Contract to acquire real estate and improvements (“Land”) in Woodbridge, Virginia from an affiliate of Deck America for an undisclosed amount of cash. The Land consists of a 19,000 square foot warehouse used by Deck America for material and product storage and a 21,000 square foot product assembly facility. The closing of the Land purchase is subject to the completion of the Deck America acquisition and financing.

ITEM 7(c).    EXHIBITS

Exhibit 99.1	Press Release dated October 17, 2002

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on October 18, 2002 on its behalf by the undersigned, thereto duly authorized.

U.S. HOME SYSTEMS, INC.

By:	/s/ MURRAY H. GROSS
Murray H. Gross President and Chief Executive Officer

3